Filed Pursuant to Rule 433

Registration No. 333-180289

October 10, 2012

FREE WRITING PROSPECTUS

(To Prospectus dated March 22, 2012,

Prospectus Supplement dated March 22, 2012 and

Equity Index Underlying Supplement dated March 22, 2012)

HSBC USA Inc.
Buffered Notes with Fixed Semi-Annual Coupons

}	Buffered Notes with Fixed Semi-Annual Coupons linked to the MSCI EAFE Index

}	A term of approximately 3.5 years

}	Exposure to the positive return in the reference asset, subject to a maximum return of between 43% and 53% (to be determined on the Pricing Date)

}	Semi-annual coupon payments of 1% of the Principal Amount per six-month period (equivalent to 2% per annum)

}	Repayment of principal at maturity if the return of the reference asset is greater than or equal to -15%, with the possibility of losing up to 85% of the principal amount at maturity

}	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Buffered Notes with Fixed Semi-Annual Coupons (each a “Note” and collectively the “Notes") offered hereunder will not be listed on any U.S. securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense. We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-13 of this free writing prospectus.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-8 of this document, page S-3 of the accompanying prospectus supplement and page S-1 of the accompanying Equity Index Underlying Supplement.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000
Total

1 Fee based accounts purchasing the Notes will pay a purchase price of $1,000 per Note, and the agent with respect to sales made to such accounts will forgo any fees. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-13 of this free writing prospectus.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc.

Buffered Notes with Fixed Semi-Annual Coupons

Linked to the MSCI EAFE Index

Indicative Terms*

Principal Amount	$1,000 per Note
Term	Approximately 3.5 years
Reference Asset	MSCI EAFE Index (“MXEA”)
Coupon Rate (paid semi-annually)	1% of the Principal Amount per six-month period (equivalent to 2% per annum)
Buffer Value	-15%
Payment at Maturity per Note

If the Reference Return is greater than or equal to zero, you will receive the lesser of:

a) $1,000 + ($1,000 × Reference Return); and

b) $1,000 + ($1,000 × Reference Return Cap).

If the Reference Return is less than zero but greater than or equal to the Buffer Value:

$1,000 (zero return).

If the Reference Return is less than the Buffer Value:

$1,000 + [$1,000 × (Reference Return + 15%)].

If the Reference Return is less than the Buffer Value, you will lose 1% of the Principal Amount of your Notes for every 1% decline in the Final Level as compared to the Initial Level below -15%. If the Reference Return is less than the Buffer Value, you will lose up to 85% of the Principal Amount at maturity.

Reference Return	Final Level – Initial Level Initial Level
Reference Return Cap	43% to 53% (to be determined on the Pricing Date)
Initial Level	See page FWP-4
Final Level	See page FWP-4
Coupon Payment Dates	See page FWP-5
CUSIP	4042K17B3
Trade Date	October 31, 2012
Pricing Date	November 1, 2012
Original Issue Date	November 5, 2012
Final Valuation Date	May 2, 2016
Maturity Date	May 5, 2016

* As more fully described beginning on page FWP-4.

The Notes

The Buffered Notes with Fixed Semi-Annual Coupons are designed for investors who believe the Reference Asset will appreciate over the term of the Notes by not greater than the Reference Return Cap and who seek fixed semi-annual coupon payments, regardless of the performance of the Reference Asset. On the Final Valuation Date, if the Reference Return is below the Buffer Value, then you will lose 1% of the Principal Amount of your Notes for every 1% decline in the Reference Asset beyond -15%. You could lose up to 85% of your initial investment at maturity.

The offering period for the Notes is through October 31, 2012

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Payoff Example

The diagram at right shows the hypothetical total return profile at maturity of an investment in the Notes assuming a 48% Reference Return Cap. Under this scenario, the total return on the Notes will not exceed 55%, consisting of 48% based on the Reference Return Cap and 7% based on the total semi-annual coupon payments throughout the term of the Notes. The actual Reference Return Cap will be determined on the Pricing Date and will not be less than 43% or greater than 53%.

Information about the Reference Asset

MSCI EAFE Index

The MXEA is intended to measure equity market performance in developed market countries, excluding the U.S. and Canada. The index is a free float-adjusted market capitalization equity index with a base date of December 31, 1969 and an initial value of 100. The index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. As of September 28, 2012, the index consisted of companies from the following 22 developed countries: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom.

For more information about the MXEA, see “MSCI Indices” beginning on page S-36 of the Equity Index Underlying Supplement.

The graph above illustrates the daily five-year performance of the Reference Asset through October 5, 2012. The closing levels in the graph above were obtained from the Bloomberg Professional® Service. Past performance is not necessarily an indication of future results. For further information on the Reference Asset please see “Information Relating to the Reference Asset” on page FWP-12 and “MSCI Indices” beginning on page S-36 of the accompanying Equity Index Underlying Supplement. We have derived all disclosure regarding the Reference Asset from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Reference Asset.

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HSBC USA Inc. Buffered Notes with Fixed Semi-Annual Coupons

Linked to the MSCI EAFE Index

The offering of the Notes will have the terms described in this free writing prospectus and the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control.

This free writing prospectus relates to a single offering of Notes linked to the performance of the MSCI EAFE Index (the “Reference Asset”). The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. as described below. The following key terms relate to the offering of Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The MSCI EAFE Index (Ticker: MXEA)
Trade Date:	October 31, 2012
Pricing Date:	November 1, 2012
Original Issue Date:	November 5, 2012
Final Valuation Date:	May 2, 2016, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, and expected to be May 5, 2016. The Maturity Date is subject to adjustment as described under “ Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Payment at Maturity:	On the Maturity Date, for each Note, we will pay you the Final Settlement Value in addition to the final coupon payment.
Final Settlement Value:

If the Reference Return is greater than or equal to zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of Notes, equal to the lesser of:

(a) $1,000 + ($1,000 × Reference Return); and

(b) $1,000 + ($1,000 × Reference Return Cap).

If the Reference Return is less than zero but greater than or equal to the Buffer Value, you will receive $1,000 per $1,000 Principal Amount of Notes (zero return).

If the Reference Return is less than the Buffer Value, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + [$1,000 × (Reference Return + 15%)].

Under these circumstances, you will lose 1% of the Principal Amount of your Notes for each 1% that the Reference Return is below the Buffer Value. For example, if the Reference Return is -40%, you will suffer a 25% loss and receive 75% of the Principal Amount at maturity, subject to the credit risk of HSBC. If the Reference Return is less than the Buffer Value, you will lose up to 85% of your investment at maturity.

Reference Return:	The quotient, expressed as a percentage, calculated as follows:
Final Level – Initial Level Initial Level
Reference Return Cap:	43% to 53% (to be determined on the Pricing Date)
Buffer Value:	-15%
Initial Level:	The Official Closing Level of the Reference Asset on the Pricing Date.
Final Level:	The Official Closing Level of the Reference Asset on the Final Valuation Date.

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Coupon Rate (paid semi-annually):	1% of the Principal Amount per six-month period (equivalent to 2% per annum).
Coupon Payment Dates:	The fifth day of each May and November, commencing on May 5, 2013, up to and including the Maturity Date. The Coupon Payment Dates are subject to postponement as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement and “Payments on the Notes—Coupon” beginning on page FWP-6 below.
Official Closing Level:	The closing level of the Reference Asset on any scheduled trading day as determined by the calculation agent based upon the level displayed on Bloomberg Professional® page “MXEA <INDEX>”
CUSIP/ISIN:	4042K17B3/US4042K17B32
Form of Notes:	Book-Entry
Calculation Agent:	HSBC USA Inc. or one of its affiliates.
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

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General

This free writing prospectus relates to a single Note offering linked to the Reference Asset identified on the cover page. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012, and the Equity Index Underlying Supplement dated March 22, 2012. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Equity Index Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-8 of this free writing prospectus, page S-3 of the prospectus supplement and page S-1 of the Equity Index Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

}	The Equity Index Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016693/v306691_424b2.htm

}	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

}	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

Payments on the Notes

Payment at Maturity

On the Maturity Date, for each Note you hold, we will pay you the Final Settlement Value plus the final coupon payment. The Final Settlement Value, which is an amount in cash, is determined as follows:

}	If the Reference Return is greater than or equal to zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of Notes, equal to the lesser of:

(a) $1,000 + ($1,000 × Reference Return); and

(b) $1,000 + ($1,000 × Reference Return Cap).

}	If the Reference Return is less than zero but greater than or equal to the Buffer Value, you will receive $1,000 per $1,000 Principal Amount of Notes (zero return).

}	If the Reference Return is less than the Buffer Value, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + [$1,000 × (Reference Return + 15%)].

Under these circumstances, you will lose 1% of the Principal Amount of your Notes for every 1% that the Reference Return is below the Buffer Value. For example, if the Reference Return is -40%, you will suffer a 25% loss and receive 75% of the Principal Amount, subject to the credit risk of HSBC. You should be aware that if the Reference Return is less than the Buffer Value, you will lose up to 85% of your investment at maturity.

Coupon

On each Coupon Payment Date, for each $1,000 Principal Amount of Notes, you will be paid an amount equal to the product of (a) $1,000 multiplied by (b) the Coupon Rate. The expected Coupon Payment Dates are the fifth day of each May and November, commencing on May 5, 2013, up to and including the Maturity Date. If any Coupon Payment Date falls on a day that is not a business

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day, the related coupon payment will be made on the immediately succeeding business day. In the case of the final Coupon Payment Date that is also the Maturity Date, in the event the Maturity Date is postponed as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement, such final Coupon Payment Date will be postponed until the postponed Maturity Date. In no event, however, will any additional interest accrue on the Notes as a result of any of the foregoing postponements. For information regarding the record dates applicable to the Coupons paid on the Notes, please see the section entitled “Description of Notes — Interest and Principal Payments — Recipients of Interest Payments” on page S-11 in the accompanying prospectus supplement.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Sponsor

MSCI Inc. is the reference sponsor of the Reference Asset.

Investor Suitability

The Notes may be suitable for you if:

}	You seek an investment with a return linked to the potential positive performance of the Reference Asset and you believe the level of such Reference Asset will increase over the term of the Notes, but not by more than the Reference Return Cap.

}	You are willing to invest in the Notes based on the Reference Return Cap indicated herein, which may limit your return at maturity.

}	You are willing to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point that the Reference Return is below the Buffer Value.

}	You are willing to invest in the Notes based on the Coupon Rate of 1% of the Principal Amount per six-month period (equivalent to 2% per annum).

}	You are willing to accept the risk and return profile of the Notes versus conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

}	You are willing to forgo distributions paid to holders of the stocks comprising the Reference Asset.

}	You do not seek an investment for which there is an active secondary market.

}	You are willing to hold the Notes to maturity.

}	You are comfortable with the creditworthiness of HSBC, as issuer of the Notes.

The Notes may not be suitable for you if:

}	You believe the Reference Return will be negative on the Final Valuation Date or that the Reference Return will not be sufficiently positive to provide you with your desired return.

}	You are unwilling to invest in the Notes based on the Reference Return Cap indicated herein, which may limit your return at maturity.

}	You are unwilling to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point that the Reference Return is below the Buffer Value.

}	You are unwilling to invest in the Notes based on the Coupon Rate of 1% of the Principal Amount per six-month period (equivalent to 2% per annum).

}	You seek an investment that provides a full return of principal.

}	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

}	You prefer to receive the distributions paid to holders of the stocks comprising the Reference Asset.

}	You seek an investment for which there will be an active secondary market.

}	You are unable or unwilling to hold the Notes to maturity

}	You are not willing or are unable to assume the credit risk associated with HSBC, as issuer of the Notes.

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Risk Factors

We urge you to read the section “Risk Factors” beginning on page S-3 in the accompanying prospectus supplement and on page S-1 of the accompanying Equity Index Underlying Supplement. Investing in the Notes is not equivalent to investing directly in any of the stocks comprising the Reference Asset or the Reference Asset itself, as applicable. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying Equity Index Underlying Supplement and prospectus supplement, including the explanation of risks relating to the Notes described in the following sections:

}	“— Risks Relating to All Note Issuances” in the prospectus supplement;

}	“— General risks related to Indices” in the Equity Index Underlying Supplement;

}	“—Risks Associated with Non-U.S. Companies” in the Equity Index Underlying Supplement;

}	“—Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets” in the Equity Index Underlying Supplement;

}	“—Time differences between the domestic and foreign markets and New York City may create discrepancies in the trading level or price of the Notes” in the Equity Index Underlying Supplement;

}	“—The Notes are subject to currency exchange risk” in the Equity Index Underlying Supplement; and

}	“—Even if our or our Affiliates’ securities are tracked by an equity index, we or our Affiliates will not have any obligation to consider your interests” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your investment in the Notes may result in a loss.

You will be exposed to the decline in the Final Level from the Initial Level beyond the Buffer Value of -15%. If the Reference Asset declines by more than the Buffer Value, you will lose 1% of your investment for every 1% decline in the Reference Asset beyond the Buffer Value. Accordingly, if the Reference Return is below -15%, your Payment at Maturity will be less than the Principal Amount of your Notes. You will lose up to 85% of your investment at maturity if the Reference Return is less than the Buffer Value.

The appreciation of the Notes is limited by the Reference Return Cap.

You will not participate in any appreciation in the level of the Reference Asset beyond the Reference Return Cap of between 43% and 53% (to be determined on the Pricing Date). You will not receive a total return on the Notes greater than the sum of the aggregate Coupon Rate during the term of the Notes and the Reference Return Cap.

Credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity or coupon payable, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

No dividend payments or voting rights.

As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the stocks comprising the Reference Asset would have.

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Changes that affect the Reference Asset may affect the market value of the Notes and the amount you will receive at maturity.

The policies of the reference sponsor of the Reference Asset concerning additions, deletions and substitutions of the constituents comprising the Reference Asset and the manner in which the reference sponsor takes account of certain changes affecting those constituents included in the Reference Asset may affect the level of the Reference Asset. The policies of the reference sponsor with respect to the calculation of the Reference Asset could also affect the level of the Reference Asset. The reference sponsor may discontinue or suspend calculation or dissemination of the Reference Asset. Any such actions could affect the value of the Notes.

The Notes are not insured by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full amount payable on the Notes.

Certain built-in costs are likely to adversely affect the value of the Notes prior to maturity.

While the payment of the coupons and the Payment at Maturity described in this free writing prospectus are based on the full Principal Amount of your Notes, the original issue price of the Notes includes the agent’s commission and the estimated cost of HSBC hedging its obligations under the Notes. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase the Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of certain of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein.

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Illustrative Examples

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Reference Asset relative to its Initial Level. We cannot predict the Final Level of the Reference Asset. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Asset to which your Notes are linked or the return on your Notes. The Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the total payment on the Notes on a $1,000 investment in the Notes for a hypothetical range of performances for the Reference Return from -50% to +75%. The following results are based solely on the assumptions outlined below. The “Hypothetical Total Return on the Notes” as used below is the number, expressed as a percentage, that results from comparing the “Hypothetical Total Payment on the Notes” per $1,000 Principal Amount of Notes to $1,000. The potential returns described here assume that your Notes are held to maturity. You should consider carefully whether the Notes are suitable to your investment goals. The following table and examples assume the following:

}	Principal Amount:	$1,000
}	Coupon Rate (paid semi-annually):	1% of the Principal Amount per six-month period (equivalent to 2% per annum)
}	Buffer Value:	-15%
}	Hypothetical Reference Return Cap:	48% (The actual Reference Return Cap will be determined on the Pricing Date and will not be less than 43% or greater 53%)

Hypothetical Reference Return	Total Coupon Paid Over the Term of the Notes	Hypothetical Final Settlement Value	Hypothetical Total Payment on the Notes	Hypothetical Total Return on the Notes
75%	$70	$1,480	$1,550	55%
65%	$70	$1,480	$1,550	55%
55%	$70	$1,480	$1,550	55%
45%	$70	$1,450	$1,520	52%
35%	$70	$1,350	$1,420	42%
25%	$70	$1,250	$1,320	32%
20%	$70	$1,200	$1,270	27%
10%	$70	$1,100	$1,170	17%
0%	$70	$1,000	$1,070	7%
-5%	$70	$1,000	$1,070	7%
-10%	$70	$1,000	$1,070	7%
-15%	$70	$1,000	$1,070	7%
-20%	$70	$950	$1,020	2%
-30%	$70	$850	$920	-8%
-40%	$70	$750	$820	-18%
-50%	$70	$650	$720	-28%

The following examples indicate how the total payment on the notes would be calculated with respect to a hypothetical $1,000 investment in the Notes.

Example 1: The Reference Return is 10%.

Reference Return:	10%
Total Return on the Notes:	17%

Because the Reference Return is positive and not greater than the hypothetical Reference Return Cap, the Final Settlement Value would be $1,100 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + ($1,000 × Reference Return)

= $1,000 + ($1,000 × 10.00%)

= $1,100

Therefore, with the total coupon payment of $70 over the term of the Notes, the total payment on the Notes is $1,170.

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Example 1 shows that on the Maturity Date you will receive the return of your principal investment plus a return equal to the Reference Return when such Reference Return is positive and if such amount is equal to or less than the Reference Return Cap. In addition, over the term of the Notes you will receive a total coupon payment of $70, regardless of the performance of the Reference Asset.

Example 2: The Reference Return is 65%.

Reference Return:	65%
Total Return on the Notes:	55%

Because the Reference Return is positive and greater than the hypothetical Reference Return Cap, the Final Settlement Value would be $1,480 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + ($1,000 × Reference Return Cap)

= $1,000 + ($1,000 × 48%)

= $1,480

Therefore, with the total coupon payment of $70 over the term of the Notes, the total payment on the Notes is $1,550.

Example 2 shows that you will receive the return of your principal investment plus a return equal to the Reference Return Cap when the Reference Return is positive and if such Reference Return exceeds the Reference Return Cap. In addition, over the term of the Notes you will receive a total coupon payment of $70, regardless of the performance of the Reference Asset.

Example 3: The Reference Return is -5.00%.

Reference Return:	-5%
Total Return on the Notes:	7%

Because the Reference Return is less than zero but greater than the Buffer Value, the Final Settlement Value would be $1,000 per $1,000 Principal Amount of Notes (a zero return).

Therefore, with the total coupon payment of $70 over the term of the Notes, the total payment on the Notes is $1,070.

Example 4: The Reference Return is -30%.

Reference Return:	-30.00%
Total Return on the Notes:	-8%

Here, the Reference Return is -30%. Because the Reference Return is less than the Buffer Value of -15%, the Final Settlement Value would be $850 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + [$1,000 × (Reference Return + 15%)]

= $1,000 + [$1,000 × (-30% + 15%)]

= $850

Therefore, with the total coupon payment of $70 over the term of the Notes, the total payment on the Notes is $920.

Example 4 shows that you will lose 1% of the Principal Amount of your Notes for every 1% decline in the Reference Asset beyond -15%. YOU MAY LOSE UP TO 85% OF THE PRINCIPAL AMOUNT OF YOUR NOTES AT MATURITY. In addition, over the term of the Notes you will receive a total coupon payment of $70, regardless of the performance of the Reference Asset.

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Information Relating to the REFERENCE ASSET

Description of the MXEA

The MXEA is intended to measure equity market performance in developed market countries, excluding the U.S. and Canada. The index is a free float-adjusted market capitalization equity index with a base date of December 31, 1969 and an initial value of 100. The index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. As of September 28, 2012, the index consisted of companies from the following 22 developed countries: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom.

For more information about the MXEA, see “MSCI Indices” beginning on page S-36 of the Equity Index Underlying Supplement.

Historical Performance of the MXEA

The following graph sets forth the historical performance of the MXEA based on the daily historical closing levels from October 5, 2007 through October 5, 2012. The closing level for the MXEA on October 5, 2012 was 1,544.98. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the MXEA should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the MXEA on the Final Valuation Date.

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Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine (i) the accelerated Payment at Maturity due and payable in the same general manner as described in “Payment at Maturity” in this free writing prospectus and (ii) any accrued but unpaid interest payable based upon the Coupon Rate calculated on the basis of a 360-day year consisting of twelve 30-day months. In such a case, the third scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the accelerated Reference Return. If a Market Disruption Event exists with respect to the Reference Asset on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will be the fifth business day following such accelerated postponed Final Valuation Date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this free writing prospectus. Fee based accounts purchasing the Notes will pay a purchase price of $1,000 per Note, and the agent with respect to sales made to such accounts will forgo any fees.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the prospectus supplement.

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U.S. Federal Income Tax Considerations

Prospective investors should note that the discussion under the section called “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the Notes issued under this document and is superseded by the following discussion.

The following summary is a general discussion of the material U.S. federal tax consequences of ownership and disposition of the Notes. This discussion applies only to initial investors in the Notes who:

•	purchase the Notes at their “issue price”; and

•	will hold the Notes as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the federal income tax laws (such as banks, thrifts or other financial institutions; insurance companies; securities dealers or brokers, or traders in securities electing mark-to-market treatment; regulated investment companies or real estate investment trusts; small business investment companies; S corporations; investors that hold their Notes through a partnership or other entity treated as a partnership for federal tax purposes; investors whose functional currency is not the U.S. dollar; certain former citizens or residents of the United States; non-U.S. persons that may qualify for the benefits of a U.S. income tax treaty; persons subject to the alternative minimum tax; retirement plans or other tax-exempt entities, or persons holding the Notes in tax-deferred or tax-advantaged accounts; or "controlled foreign corporations" or a "passive foreign investment companies" for federal income tax purposes).

As the law applicable to the U.S. federal income taxation of instruments such as the Notes is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. Investors should consult their tax advisers regarding the potential U.S. federal income tax consequences of the ownership or disposition of the underlying shares.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this document may affect the tax consequences described herein. Persons considering the purchase of the Notes should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Pursuant to the terms of the Notes, you agree to treat a Note for U.S. federal income tax purposes as an executory contract that provides for coupon payments that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat a Note as an executory contract that provides for coupon payments.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Notes or instruments that are similar to the Notes for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the tax treatment described herein. Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Notes (including possible alternative treatments of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment of each Note as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States, for federal income tax purposes;

•	a corporation (or other entity that is treated as a corporation for federal tax purposes) that is created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);

•	an estate whose income is subject to federal income taxation regardless of its source; or

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•	a trust if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons, for federal income tax purposes, have the authority to control all of its substantial decisions.

Tax Treatment of the Notes

Assuming the treatment of the Notes as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Basis. A U.S. Holder’s tax basis in the Notes should equal the amount paid by the U.S. Holder to acquire the Notes.

Tax Treatment of Coupon Payments. Any coupon payment on the Notes should be taxable as ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Early Redemption or Settlement of the Notes. Upon a sale, exchange, early redemption or settlement of the Notes for cash at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized (other than with respect to cash attributable to a coupon payment, which should be treated as discussed above) on the sale, exchange, early redemption or settlement and the U.S. Holder’s tax basis in the Notes sold, exchanged, redeemed or settled. Any such gain or loss should be capital gain or loss. Capital gain recognized by an individual U.S. Holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.

Possible Alternative Tax Treatments of an Investment in the Notes

Due to the absence of authorities that directly address the proper tax treatment of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above. In particular, the IRS could seek to treat a Note as a contingent payment debt instrument. If the Notes are so treated, a holder would generally be required to accrue interest income over the term of the Notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to the Notes.   In addition, any gain a holder might recognize upon the sale or maturity of the Notes would be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the Notes, and thereafter, would be capital loss.

Other alternative federal income tax treatments of the Notes are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Notes. On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates. While it is not clear whether instruments such as the Notes would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns may be filed with the IRS in connection with payments on the Notes and the proceeds from a sale, exchange, early redemption or other disposition of the Notes, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note that is for U.S. federal income tax purposes:

•	a nonresident alien individual for federal income tax purposes;

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•	a foreign corporation for federal income tax purposes;

•	an estate whose income is not subject to federal income tax on a net income basis; or

•	a trust if no court within the United States is able to exercise primary jurisdiction over its administration or if United States persons do not have the authority to control all of its substantial decisions.

The term “Non-U.S. Holder” does not include any of the following holders:

•	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or

•	a holder for whom income or gain in respect of the Notes is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Notes.

Although significant aspects of the tax treatment of each Note are uncertain, we intend to withhold on any coupon payment made to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from or a reduction in the 30% withholding tax, a Non-U.S. Holder of the Notes must comply with certification requirements to establish that it is not a U.S. person and is eligible for a reduction of, or an exemption from withholding under, an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax advisers regarding the tax treatment of the Notes, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

A "dividend equivalent" payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% (or a lower rate under an applicable treaty) withholding tax if paid to a non-U.S. holder. Under proposed Treasury regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Notes, may be treated as dividend equivalents. If adopted in their current form, the regulations may impose a withholding tax on payments made on the Notes on or after January 1, 2014 that are treated as dividend equivalents. In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Notes in order to minimize or avoid U.S. withholding taxes.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the Notes and the proceeds from a sale, exchange, early redemption or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Foreign Account Tax Compliance Act

On March 18, 2010, the Hiring Incentives to Restore Employment Act (the "HIRE Act") was signed into law. Under certain circumstances, the HIRE Act will impose a withholding tax of 30% on payments of U.S. source income on, and the gross proceeds from a disposition of, securities made to certain foreign entities unless various information reporting requirements are satisfied. We will not pay any additional amounts in respect of such withholding. These rules generally would apply to payments made after December 31, 2012. Despite the December 31, 2012 date set forth in the HIRE Act, the Treasury Department has issued preliminary guidance indicating that the withholding tax on U.S. source income will not be imposed with respect to payments made prior to January 1, 2014 and that the withholding tax on gross proceeds from a disposition of securities will not be imposed with respect to payments made prior to January 1, 2015. Under the HIRE Act, the withholding and reporting requirements generally will not apply to payments made on, or gross proceeds from a disposition of, securities outstanding as of March 18, 2012 (the "Grandfather Date"). However, the Treasury Department has released proposed regulations that would extend the Grandfather Date to January 1, 2013. These proposed regulations would be effective once finalized. Prospective investors should consult their tax advisors regarding the HIRE Act.

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TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$    Buffered Notes with Fixed
Semi-Annual Coupons

October 10, 2011

FREE WRITING PROSPECTUS

Free Writing Prospectus

General	FWP-6
Payments on the Notes	FWP-6
Investor Suitability	FWP-7
Risk Factors	FWP-8
Illustrative Examples	FWP-10
Information Relating to the Reference Asset	FWP-12
Events of Default and Acceleration	FWP-13
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-13
U.S. Federal Income Tax Considerations	FWP-14

Equity Index Underlying Supplement

Risk Factors	S-1
The S&P 500® Index	S-6
The S&P 100® Index	S-10
The S&P MidCap 400® Index	S-14
The S&P 500 Low Volatility Index	S-18
The Russell 2000® Index	S-21
The Dow Jones Industrial AverageSM	S-25
The Hang Seng China Enterprises Index®	S-27
The Hang Seng® Index	S-30
The Korea Stock Price Index 200	S-33
MSCI Indices	S-36
The EURO STOXX 50® Index	S-40
The PHLX Housing SectorSM Index	S-42
The TOPIX® Index	S-46
The NASDAQ-100 Index®	S-49
S&P BRIC 40 Index	S-53
The Nikkei 225 Index	S-56
The FTSE™ 100 Index	S-58
Other Components	S-60
Additional Terms of the Notes	S-60

Prospectus Supplement
Risk Factors	S-3
Risks Relating to Our Business	S-3
Risks Relating to All Note Issuances	S-3
Pricing Supplement	S-7
Description of Notes	S-8
Use of Proceeds and Hedging	S-30
Certain ERISA Considerations	S-30
U.S. Federal Income Tax Considerations	S-32
Supplemental Plan of Distribution (Conflicts of Interest)	S-49

Prospectus

About this Prospectus	1
Risk Factors	1
Where You Can Find More Information	1
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	3
Description of Preferred Stock	15
Description of Warrants	21
Description of Purchase Contracts	25
Description of Units	28
Book-Entry Procedures	30
Limitations on Issuances in Bearer Form	35
U.S. Federal Income Tax Considerations Relating to Debt Securities	35
Plan of Distribution (Conflicts of Interest)	51
Notice to Canadian Investors	53
Notice to EEA Investors	58
Certain ERISA Matters	59
Legal Opinions	60
Experts	60